Exhibit 10.2

AMENDMENT NO. 1 TO CREDIT AGREEMENT

This AMENDMENT NO. 1 TO CREDIT AGREEMENT (this “Amendment”) is dated as of April 6, 2015, and is entered into by and among SAGENT PHARMACEUTICALS, a Wyoming corporation (“Borrower”), JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and the Lenders.

W I T N E S S E T H:

WHEREAS, Borrower, Sagent Pharmaceuticals, Inc., a Delaware corporation (“Holdings”), the Administrative Agent and the Lenders are parties to that certain Credit Agreement dated as of October 31, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Credit Agreement);

WHEREAS, on the date hereof, certain Affiliates of Borrower and Holdings are entering into the SCP Loan Facility and Borrower and Holdings are entering into the China Guaranty (collectively, the “SCP Loan Facility Transactions”);

WHEREAS, Borrower, the Administrative Agent and the Lenders have agreed, to amend the Credit Agreement in certain respects in connection with the consummation of the SCP Loan Facility Transactions as set forth herein, in each case subject to the terms and conditions set forth herein; and

NOW THEREFORE, in consideration of the mutual conditions and agreements set forth in the Credit Agreement and this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendments. Subject to the satisfaction of the applicable conditions set forth in Section 2 below, and in reliance on the representations set forth in Section 3 below, the Credit Agreement is hereby amended as follows:

(a) Section 1.01 of the Credit Agreement is hereby amended by amending and restating the definition of “China Guaranty” therein as follows:

“China Guaranty” means that certain Guaranty dated as of the First Amendment Effective Date by Holdings and the Company for the benefit of Chase, JPMorgan Chase Bank (China) Company Limited, Shanghai Branch, and each Lending Installation that is a beneficiary thereunder of the obligations of SCP under the SCP Loan Facility as amended, restated, supplemented, or otherwise modified from time to time.

(b) Section 1.01 of the Credit Agreement is hereby amended by amending and restating the definition of “China Guaranty Obligations” therein as follows:

“China Guaranty Obligations” means all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of Holdings and the Company to Chase, JPMorgan Chase Bank (China) Company Limited, Shanghai Branch, any Lending Installation or any of their Affiliates in each case that is a beneficiary under the China Guaranty or party to the SCP Loan Facility, any of the Lenders, the Administrative Agent or any indemnified party, individually or collectively, existing on the First Amendment

Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under the China Guaranty.

(c) Section 1.01 of the Credit Agreement is hereby amended by amending and restating the definition of “SCP Loan Facility” therein as follows:

“SCP Loan Facility” means that certain Fixed Assets Committed Loan Facility Offer Letter and Fixed Assets Committed Loan Facility Offer Letter Standard Terms and Conditions dated as of the First Amendment Effective Date among SCP and JPMorgan Chase Bank (China) Company, Limited, Shanghai Branch or one or more additional or separate loan facilities provided to SCP by JPMorgan Chase Bank (China) Company, Limited, Shanghai Branch, Chase, any Lending Installation or any of their Affiliates, including all agreements, documents and instruments related thereto, as such agreements, documents and instruments are from time to time amended, restated, supplemented or otherwise modified.

(d) Section 1.01 of the Credit Agreement is hereby amended by amending and restating clause (g) of the definition of “Secured Parties” therein as follows:

(g) with respect to the China Guaranty Obligations, Chase, JPMorgan Chase Bank (China) Company Limited, Shanghai Branch, any Lending Installation or any of their Affiliates, in each case that is a beneficiary under the China Guaranty or party to the SCP Loan Facility, and

(e) Section 1.01 of the Credit Agreement is hereby amended to insert the following new definitions therein in appropriate alphabetical order:

“First Amendment Effective Date” means April 6, 2015.

“Lending Installation” has the meaning assigned to such term in the China Guaranty.

(f) A new Section 2.09(h) is hereby added to the Credit Agreement as follows:

(h) On the Maturity Date or upon the termination of Commitments pursuant to Section 2.09(b) above, the Borrowers shall furnish to the Administrative Agent cash collateral to cash collateralize on terms reasonably acceptable to the Administrative Agent the Company’s and Holdings’ China Guaranty Obligations in an amount as of such termination date equal to SCP’s total outstanding borrowings and requested borrowings under the SCP Loan Facility; provided that notwithstanding the occurrence of the Maturity Date or such termination of Commitments, Borrowers shall (i) remain obligated under Section 5.02(i) to provide written notice to the Administrative Agent at least ten (10) Business Days prior to the proposed date of any borrowing by SCP under the SCP Loan Facility and (ii) on the same day of the provision of such notice, furnish to the Administrative Agent cash collateral to cash collateralize on terms reasonably acceptable to the Administrative Agent the Company’s and Holdings’ China Guaranty Obligations in an amount equal to SCP’s proposed borrowings under the SCP Loan Facility. Notwithstanding any other provision of this Agreement, a breach by the Borrowers of the covenants set forth in this Section 2.09(h) shall be an immediate Event of Default.

(g) Section 2.18(b) of the Credit Agreement is hereby amended by (i) amending and restating clause “sixth” thereof as follows:

sixth, to prepay principal on the Loans (other than the Overadvances and Protective Advances) and unreimbursed LC Disbursements, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate LC Exposure, to be held as cash collateral for such Obligations and to pay any amounts owing with respect to Swap Agreement Obligations up to and including the amount most recently provided to the Administrative Agent pursuant to Section 2.22, for which Reserves have been established and to pay any amounts owing with respect to China Guaranty Obligations and to cash collateralize all Unliquidated Obligations with respect to China Guaranty Obligations, and (ii) deleting the reference to “any Lender” in clause “eighth” of such section and inserting “any Secured Party” in lieu thereof.

(h) Section 5.16 of the Credit Agreement is hereby amended and restated as follows:

SECTION 5.16 China Guaranty Cash Collateral. At all times during a China Guaranty Cash Collateral Period, the Borrowers shall cash collateralize, for the benefit of Chase, JPMorgan Chase Bank (China) Company Limited, Shanghai Branch, any Lending Installation or any of their Affiliates that is a beneficiary under the China Guaranty or party to the SCP Loan Facility, the Company’s and Holdings’ obligations under the China Guaranty in an amount equal to SCP’s total outstanding borrowings and requested borrowings under the SCP Loan Facility. Such cash collateral shall be held in a blocked deposit account at Chase under the Control (as defined in the Security Agreement) of Chase.

(i) Clause (b) of Article VII of the Credit Agreement is hereby amended by inserting “, Holdings or any Guarantor” after the reference to “Borrowers” therein.

(j) Clause (d) of Article VII of the Credit Agreement is hereby amended and restated as follows:

(d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained (i) in Section 2.09(h), 5.02(a), 5.03 (with respect to a Loan Party’s existence) or 5.08 or in Article VI of this Agreement, (ii) in Article IV or Article VII of the Security Agreement or (iii) Section 5.02(i) of this Agreement (and the failure to observe or perform Section 5.02(i) of this Agreement shall continue unremedied for a period of five (5) Business Days, which five (5) Business Day period shall be extended through and including the date that the Borrower Representative provides notice of such failure to the Administrative Agent so long as at all times from the date of the failure to observe Section 5.02(i) through and including the date of such notice, Availability is greater than the applicable borrowing by SCP under the SCP Loan Facility);

(k) Section 9.05 of the Credit Agreement is hereby amended by deleting the final sentence thereof and inserting the following in lieu thereof:

The provisions of Sections 2.09(h), 2.15, 2.16, 2.17, 5.02(a), 5.02(i) and 9.03, Article VIII and terms defined in the Credit Agreement or any Loan Document or any provisions of the Credit Agreement or any Loan Document that are incorporated by cross-reference in any other Loan Document or the documents, instruments and agreements related to the SCP Loan Facility shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

2. Conditions to Effectiveness. The effectiveness of Section 1 of this Amendment is subject to the following conditions precedent:

(a) the Administrative Agent shall have received a copy of this Amendment executed by Borrower and the Lenders, together with the Consent and Reaffirmation attached hereto executed by Holdings;

(b) no Default or Event of Default shall have occurred and be continuing; and

(c) the Administrative Agent shall have received a copy of (i) China Guaranty executed by Borrower and Holdings, (ii) an amendment to the Security Agreement executed by Borrower and Holdings and (iii) a written opinion of the Loan Parties’ counsel with respect to the transactions occurring on the date hereof, each in form and substance reasonably satisfactory to the Administrative Agent.

3. Representations and Warranties. To induce the Administrative Agent and the Lenders to enter into this Amendment, each of the Loan Parties represent and warrant to the Administrative Agent and the Lenders that:

(a) the execution, delivery and performance of this Amendment has been duly authorized by all requisite corporate action on the part of such Loan Party and this Amendment has been duly executed and delivered by such Loan Party; and

(b) no Default or Event of Default has occurred and is continuing.

4. Post-Closing Covenants. Pursuant to the terms of Section 5.17 of the Credit Agreement, the Administrative Agent hereby agrees that the dates set forth in Section 5.17(b) of the Credit Agreement are extended to April 30, 2015.

5. Severability. Any provision of this Amendment held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

6. References. Any reference to the Credit Agreement contained in any document, instrument or Credit Agreement executed in connection with the Credit Agreement shall be deemed to be a reference to the Credit Agreement as modified by this Amendment.

7. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall constitute an original, but all of which taken together shall be one and the same instrument. Delivery by telecopy or electronic portable document format (i.e., “pdf”) transmission of executed signature pages hereof from one party hereto to another party hereto shall be deemed to constitute due execution and delivery by such party.

8. Ratification. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions of the Credit Agreement and shall not be deemed to be a consent to the modification or waiver of any other term or condition of the Credit Agreement. Except as expressly modified and superseded by this Amendment, the terms and provisions of the Credit Agreement are ratified and confirmed and shall continue in full force and effect.

9. Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Illinois (including, without limitation, 735 ILCS Section 105/5-1 et seq.), but giving effect to federal laws applicable to national banks.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers on the date first written above.

SAGENT PHARMACEUTICALS, a Wyoming corporation, as Borrower Representative

By	/s/ Jeffrey Greve

Name:	Jeffrey Greve
Title:	Vice President, Controller

JPMORGAN CHASE BANK, N.A., as Administrative Agent and the sole Lender

By	/s/ Kelli Lattanzio

Name:	Kelli Lattanzio
Title:	Authorized Officer

Amendment No. 1 to Credit Agreement

CONSENT AND REAFFIRMATION

The undersigned (“Loan Guarantor”), hereby (i) acknowledges receipt of a copy of the foregoing Amendment No. 1 to Credit Agreement (the “Amendment”); (ii) consents to Borrower’s execution and delivery of the Amendment; (iii) agrees to be bound by the Amendment; and (iv) reaffirms that the Loan Documents to which it is a party (and its obligations thereunder) shall continue to remain in full force and effect. Although Loan Guarantor has been informed of the matters set forth herein and has acknowledged and agreed to same, Loan Guarantor understands that the Administrative Agent and Lenders have no obligation to inform Loan Guarantor of such matters in the future or to seek Loan Guarantor’s acknowledgment or agreement to future amendments, waivers or consents, and nothing herein shall create such a duty.

This Consent and Reaffirmation shall be a contract made under and governed by the laws of the State of Illinois, without regard to conflict of laws principles that would require the application of laws other than those of the State of Illinois.

IN WITNESS WHEREOF, Loan Guarantor has executed this Consent and Reaffirmation on and as of the date of the Amendment.

SAGENT PHARMACEUTICALS, Inc. a Delaware corporation

By	/s/ Jeffrey Greve
Name:	Jeffrey Greve
Title:	Vice President, Controller

Consent and Reaffirmation to Amendment No. 1 to Credit Agreement